Exhibit 99.1

Innovative Industrial Properties Announces

New $100 Million Revolving Credit Facility to Support Strategic Growth

SAN DIEGO, CA – October 6, 2025 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (“IIP” or the “Company”) announced today that it has closed on a new $100 million secured revolving credit facility (“Credit Facility”) with a federally regulated commercial bank.

“The successful closing of this credit facility supports our thesis that our recent investment in the life science industry should lead to both improved access to, and lower cost of, capital,” said Alan Gold, Executive Chairman of IIP. “With an already strong, low leveraged balance sheet, this credit facility enhances our financial flexibility and provides us with an attractive, accretive investment spread exceeding 800 basis points on our IQHQ investment, and positions us to continue to capitalize on the attractive, long-term strength of the life science industry. We appreciate the strong support we received from our banking partner for this significant commitment of capital.”

The Credit Facility has an initial term of 3 years and is secured by the Company’s IQHQ investment. Borrowings under the Credit Facility will bear interest at a rate equal to the one-month Secured Overnight Financing Rate (SOFR) plus a spread of 200 basis points (6.1% based on rates as of October 3, 2025). The Credit Facility also includes a $35 million “accordion feature” that permits the Company to expand the borrowing capacity to a total of $135 million, subject to the addition of other lenders.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements, and they include, but are not limited to, statements regarding IIP’s Credit Facility and the terms thereof, future access to capital, cost of capital, financial flexibility, and the long-term prospects of the life science industry. These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to, the risk factors discussed in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2024, as updated by the Company’s subsequent reports filed with the Securities and Exchange Commission. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

IIP Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332